Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

This Third Amendment to Rights Agreement (this “Amendment”), dated as of July 25, 2005, to the Rights Agreement, dated as of February 25, 1999, between BioSource International, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation (“USSTC”), as Rights Agent, as amended on January 10, 2000 and as further amended on September 28, 2000 (as amended, the “Rights Agreement”).

WHEREAS, Section 26 of the Rights Agreement provides that prior to the Distribution Date, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, the Company, Invitrogen Corporation, a Delaware corporation (“Parent”), and Errol Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of July 25, 2005 (the “Merger Agreement”), pursuant to which Parent will acquire the Company; and

WHEREAS, concurrently with the execution of the Merger Agreement, Parent, Genstar Capital Partners II, L.P. and Stargen II LLC have entered into that certain Voting Agreement, dated as of July 25, 2005, in respect of shares of capital stock of the Company beneficially owned by Genstar Capital Partners II, L.P. and Stargen II LLC (the “Voting Agreement”); and

WHEREAS, the Company Board of Directors has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board of Directors in adopting the Rights Agreement to amend the Rights Agreement to except the Merger Agreement and the actions and transactions contemplated thereby and effected in connection therewith from the Rights Agreement; and

WHEREAS, the Company has delivered to the Rights Agent a certificate, dated as of the date hereof, of an appropriate officer of the Company certifying that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement and directing the Rights Agent to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE I

AMENDMENT

1.1           Amendment to Definition of “Acquiring Person”.  The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by inserting the following provisions at the end of that definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Invitrogen Corporation, a Delaware corporation (“Parent”), its Subsidiaries, Affiliates or Associates, including Errol Acquisition Corporation, a Delaware corporation (“Merger Sub”), is, nor shall any of them be deemed to be, an Acquiring Person by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Stock as a result of their execution or delivery of the Agreement and Plan of Merger, dated as of July 25, 2005 by and among Parent, Merger Sub and the Company (as it may be amended from time to time, the “Merger Agreement”) or any rights that accrue to any of them under, or arise in connection with the Voting Agreement, dated as of July 25, 2005, by and among Parent, Genstar Capital Partners II, L.P. and Stargen II LLC (the “Voting Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement) or the exercise of any rights pursuant to the Voting Agreement, or (iii) any other action or transaction contemplated by or effected in connection with the Merger Agreement or the Voting Agreement, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution or delivery of the Merger Agreement nor the execution or delivery of the Voting Agreement by any of the parties nor the consummation of the actions or transactions contemplated thereby or effected in connection therewith shall in any respect give rise to any provision of the Agreement becoming effective.”

1.2           Amendment to Definition of “Stock Acquisition Date”.  The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by inserting the following at the end of that definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Stock Acquisition Date shall not occur by reason of the approval, delivery or execution of the Merger Agreement or the Voting Agreement, the consummation of the Merger (as defined in the Merger Agreement), or any other action or transaction contemplated by or effected in connection with the Merger Agreement or the Voting Agreement.”

1.3           Amendment to Definition of “Exempt Person”.  The definition of “Exempt Person” in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Exempt Person” shall include: (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock which was organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan, (iv) Genstar Capital Partners II, L.P., Stargen II LLC, Jean-Pierre Conte, Robert Weltman, Richard Hoskins and Richard Paterson and their respective Affiliates and Associates (collectively, the “Genstar Capital Group”), and (v) Parent and its Subsidiaries, Affiliates and Associates, including Merger Sub.”

1.4           Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended by inserting the following at the end of Section 3(a):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by virtue of the approval, delivery or execution of the Merger Agreement or the Voting Agreement, the consummation of the Merger (as defined in the Merger Agreement), or any other action or transaction contemplated by or effected in connection with the Merger Agreement or the Voting Agreement.”

1.5           Amendment to Section 7(a).  Clause (i) in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) (1) the close of business on January 31, 2009 or (2) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (1) and (2) being herein referred to as the “Final Expiration Date”)”

1.6           Amendment to Section 13(b).  Section 13(b) of the Rights Agreement is hereby amended by inserting the following provisions at the end of Section 13(b):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Parent, its Subsidiaries, Affiliates or Associates, including Merger Sub, is, nor shall any of them be deemed to be, a Principal Party by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Company Common Stock as a result of their execution of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), or (iii) any other action or transaction contemplated by or effected in connection with the Merger Agreement.”

1.7           Addition of Section 35.  A new Section 35 is hereby added reading in its entirety as follows:

“Notwithstanding any provision of this Agreement to the contrary, no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to this Agreement by virtue of the execution or delivery of the Merger Agreement or the execution or delivery of the Voting Agreement by any of the parties or the consummation of the actions or transactions contemplated thereby or effected in connection therewith.”

1.8           Addition of Section 36.  A new Section 36 is hereby added reading in its entirety as follows:

“This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).”

1.9           Effect of Termination of Merger Agreement.  If for any reason the Merger Agreement is terminated or the Merger is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall be deemed automatically amended without further action to provide such terms and conditions as existed immediately prior to the execution of this Amendment.

1.10         Definitions.  Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

1.11         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

1.12         Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

1.13         Effectiveness.  This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOSOURCE INTERNATIONAL, INC.

By:	/s/ Terrance J. Bieker
Name:	Terrance J. Bieker
Title:	President and Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION

By:	/s/ Syed A. Hussaini
Name:	Syed A. Hussaini
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO RIGHTS AGREEMENT]